EXHIBIT 99.1

News Release

Torchmark Corporation • 2001 Third Avenue South • Birmingham, Alabama 35233

Contact:        Joyce Lane 972-569-3627        NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS

THIRD QUARTER 2003 EARNINGS

Birmingham, Alabama, October 23, 2003—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended September 30, 2003, net income was $.94 per share ($108 million) compared with $.98 per share ($117 million) for the year-ago quarter. Adjusted net operating income for the quarter ended September 30, 2003, was $.98 per share ($112 million), a 10% per share increase compared with $.89 per share ($106 million) for the year-ago quarter. A reconciliation between net income and adjusted net operating income follows.

FINANCIAL SUMMARY

(dollars in millions, except per share data)

	Per Share Quarter Ended September 30,		% Chg.	Quarter Ended September 30,		% Chg.
	2003	2002		2003	2002
Insurance Underwriting Income*	$.82	$.76	8	$93.8	$90.2	4
Excess Investment Income*	.71	.62	15	80.6	74.2	9
Other	(.03)	(.03)		(3.4)	(3.5)
Income Tax	(.51)	(.46)	11	(58.7)	(54.5)	8

Adjusted Net Operating Income**	$.98	$.89	10	$112.3	$106.4	6
Realized Gains/(Losses), Net of Tax
Investments	.01	.01		1.5	.6
Valuation of Interest Rate Swaps	(.05)	.09		(5.9)	10.4

Net Income	$.94	$.98		$107.9	$117.4

Weighted Average Diluted Shares Outstanding (000)	114,254	119,506

	Per Share Nine Months Ended September 30,		%	Nine Months Ended September 30,		%
	2003	2002	Chg.	2003	2002	Chg.
Insurance Underwriting Income*	$2.40	$2.23	8	$277.7	$270.3	3
Excess Investment Income*	2.06	1.81	14	238.3	219.7	8
Other	(.09)	(.09)		(10.5)	(10.9)
Income Tax	(1.49)	(1.33)	12	(173.0)	(161.8)	7

Adjusted Net Operating Income**	$2.87	$2.61	10	$332.4	$317.3	5
Realized Gains/(Losses), Net of Tax
Investments	(.07)	(.42)		(8.6)	(51.4)
Valuation of Interest Rate Swaps	(.05)	.10		(5.7)	12.4

Net Income	$2.74	$2.29		$318.1	$278.2

Weighted Average Diluted Shares Outstanding (000)	115,915	121,334

*	See definitions in the discussions below and in the Torchmark 2002 SEC Form 10-K.

**	Adjusted Net Operating Income is the economic measure that Torchmark’s management has consistently used over time to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It is equivalent to the after-tax sum of the pretax measures of profit and loss for each of the reportable operating segments. It differs from Net Income primarily because it excludes certain non-operating items, nonrecurring items and discontinued operations which are included in Net Income.

HIGHLIGHTS—comparing the third quarter 2003 with third quarter 2002:

•	Life sales grew 12% with 3 of the 4 major life distribution channels having double-digit growth.
•	Direct Response led life sales with $41 million of annualized premium, up 33%, followed by American Income with $28 million of life sales, up 14%.
•	Life premium of $330 million grew 7% with double-digit premium growth in Direct Response, American Income and Military Agency.
•	Health sales grew 24% to $59 million as a result of a 47% increase in non-Medicare supplemental health sales of $41 million.
•	Excess Investment Income of $81 million grew 9%, 15% on a per share basis, the result of a 6% increase in net investment income and a 17% decline in financing costs.
•	The Company continued its ongoing share repurchase program by acquiring 1.5 million shares at a cost of $62 million. For the year, the Company has acquired 5.3 million shares. Also during the quarter, the Company announced a 22% dividend increase to 11 cents per share.

INSURANCE OPERATIONS—comparing the third quarter 2003 with third quarter 2002:

Torchmark’s insurance operations consist of the sales and administration of life and supplemental health insurance. To a lesser extent, the Company also markets and administers variable and fixed annuities.

Insurance underwriting margin is management’s measure of each insurance segment’s underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance net underwriting income is management’s measure of the sum of the insurance underwriting margins of the Company’s insurance segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

Insurance underwriting results are summarized in the following chart:

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended Sept. 30, 2003	% of Premium	Quarter Ended Sept. 30, 2002	% of Premium	% Change
Insurance Underwriting Margins:
Life	$81.7	25	$76.9	25	6
Health	41.5	16	41.1	16	1
Annuity	3.0		2.5		17

	126.1		120.6
Other Income	.4		1.2
Administrative Expenses	(32.7)		(31.5)		4

Insurance Underwriting Income	$93.8		$90.2		4
Per Share	$.82		$.76		8

Life Insurance

Life insurance is Torchmark’s primary product line. This segment accounts for 65% of the Company’s insurance underwriting margin. The life insurance underwriting margin as a percentage of premium was 25%. In addition, the investments supporting the reserves for the life segment generate most of the investment income that is included in the investment segment. Torchmark distributes life insurance through four major distribution channels: Direct Response, American Income Agency, Liberty National Agency and the Military Agency. At September 30, 2003, life insurance annualized premium in force was $1.4 billion, 57% of the total in force premium for the Company.

	Life Insurance Summary by Distribution Channels (dollars in millions)
	Premium		Margin $ and % of Premium				Sales
	Quarter Ended September 30,		Quarter Ended September 30,				Quarter Ended September 30,
	2003	2002	2003		2002		2003	2002
Direct Response	$87.7	$79.7	$21.6	25%	$19.2	24%	$40.8	$30.8
American Income	79.9	70.6	23.5	29%	21.6	31%	28.2	24.6
LNL Agency	76.1	75.4	17.1	23%	18.2	24%	12.6	14.0
Military Agency	42.1	37.7	10.4	25%	9.7	26%	6.7	5.9
Other	43.7	43.9	9.1	21%	8.2	19%	7.5	10.3

	$329.5	$307.3	$81.7	25%	$76.9	25%	$95.8	$85.6

Premium revenue from life insurance increased 7% to $330 million as double-digit life sales in five of the last six quarters are now favorably affecting life premiums. Annualized life premium in force at September 30, 2003, was $1.4 billion, an increase of 7%.

Life insurance underwriting margin was $82 million, up 6%, and was 25% of premium revenue, the same as for the year-ago quarter. American Income was the leading contributor to life underwriting margin with $23 million, up 9%, followed closely by Direct Response with $22 million, up 12%. Direct Response also increased its underwriting margin as a percentage of premium to 25% from 24% a year ago.

Life insurance sales of $96 million were up 12%. The Direct Response unit continued as the largest writer of new life insurance sales with $41 million, a 33% increase, in part due to its continued focus on its juvenile life sales which also led to increased sales to the parents of juvenile policyholders. American Income, the second largest life writer, had sales of $28 million, a 14% increase, while the Military distribution unit had double-digit growth of 13% from $7 million of life sales. Life sales by the LNL Agency were $13 million, down 10%, but reflected sales growth in its ongoing target market. In April of this year LNL had stopped sales to one market segment prone to high lapses, which earlier had accounted for 25% of LNL’s life sales.

Recruiting new agents and growing the number of producing agents at the agency distribution channels is critical to growth in sales. American Income continued to increase its number of agents ending the quarter with 2,348, up 95 from June 30, 2003 and up 381 from the year-ago quarter. LNL recently announced enhancement of its management and agent sales incentive plans to increase recruiting and training of new agents. LNL Agency had 2,126 producing agents at the end of the quarter compared with 2,004 a year ago.

Health Insurance

The Health insurance segment accounts for 33% of Torchmark’s insurance underwriting margin. The health insurance underwriting margin as a percent of premium was 16% before administrative expenses. The supplemental health products the Company markets and administers are Medicare supplements, limited benefit hospital/surgical policies and dread disease policies. Torchmark markets its health products primarily through two agencies, the UA Independent Agency and the UA Branch Office Agency. At September 30, 2003, Medicare supplements accounted for 65% of the Company’s $1.1 billion of annualized health premium in force.

	Health Insurance Summary by Distribution Channels
	(dollars in millions)
	Premium		Margin $ and % of Premium				Sales
	Quarter Ended September 30,		Quarter Ended September 30,				Quarter Ended September 30,
	2003	2002	2003		2002		2003	2002
UA Independent	$113.9	$114.2	$21.6	19%	$20.6	18%	$26.8	$24.5
UA Branch Office	78.2	78.3	11.4	15%	11.4	15%	21.3	16.4
LNL Agency	41.6	40.3	2.9	7%	3.6	9%	3.1	3.1
Other	21.7	18.3	5.5	25%	5.4	30%	7.4	3.3

	$255.3	$251.1	$41.5	16%	$41.1	16%	$58.6	$47.3

Premium revenue from health insurance was $255 million, up 2%. While health premium revenue benefited from Medicare supplement rate increases implemented during the last 12 months, the increase in total health premiums was slight because the level of new sales of Medicare supplements and other health products was not enough to overcome policy lapses.

Health insurance underwriting margin was $41 million, a 1% increase. As a percentage of premium, the underwriting margin remained at 16%. While underwriting margins as a percentage of premium was 19% at the UA Independent Agency, the largest writer of health insurance for Torchmark, the overall health margin as a percent of premium was negatively affected by a continued high claims loss ratio in a closed block of LNL cancer business. The closed block is about half of the $178 million of annualized health premium in force at Liberty National.

Health insurance sales grew 24% to $59 million. Non-Medicare health sales were $41 million, up 47% as both the UA Independent and Branch offices diversify health sales beyond Medicare supplements. Sales of Medicare supplements were $17 million, or 30% of total health sales. Medicare supplement sales declined 10% from the year-ago quarter.

The UA Independent Agency had health sales of $27 million during the quarter, an increase of 9%. 76% of the quarter’s sales were limited benefit supplemental health plans sold to people under age 65, products increasingly in demand as some employers have eliminated or reduced their major-medical type group coverage for employees, and as individually written major-medical plans have become less available. The UA Independent Agency also sold $6 million of Medicare supplements, down 11% from the year-ago quarter.

Health sales at the UA Branch Office, the Company’s second largest distributor of health insurance, were $21 million, up 30% from the year-ago quarter. This agency had 1,496 producing agents at quarter-end, up from 1,374 three months earlier, indicating recovery from its low of 1,255 a year ago. This agency increased sales of non-Medicare supplements as it also diversified its target market. The sales of these plans accounted for $15 million, up from $5 million from the year-ago quarter. The remainder of this agency’s health sales were Medicare supplements, which at $7 million, were down from $9 million for the second quarter of 2003.

Annuities

Torchmark’s annuities are predominantly variable annuity contracts. The company’s former distributor has moved many Torchmark variable annuity customers to another carrier following a dispute over the amount of compensation to be paid to the distributor. Torchmark previously announced it would not emphasize the annuity market in the future, preferring the life insurance business. For this quarter, annuities made up only 2% of the Company’s insurance underwriting margin.

Underwriting margin from the annuity segment was $3 million, up 17% from the year-ago quarter. The separate account assets on the consolidated balance sheet, which contain the investment accounts of the variable annuities and a small amount of investment accounts for variable life policies, were $1.6 billion at the end of the quarter. The separate account assets balance has declined 4% compared with the year-ago quarter, but declined less than 1% since June 30, 2003. The major changes in the balances during the quarter were market appreciation of $34 million and surrenders of $47 million, the lowest amount of surrenders since year-end 2000.

INVESTMENTS — comparing the third quarter 2003 with third quarter 2002:

Excess Investment Income

Excess investment income is the measure that management uses to evaluate the performance of the investment segment. It is net investment income on a tax-equivalent basis, (where the yield on tax-exempt securities is adjusted to produce the equivalent pretax yield), reduced by required interest. Required interest includes the interest costs credited to net policy liabilities and the net financing costs. Net financing costs include interest on debt and dividends on trust preferred securities, offset by the income from interest rate swap agreements.

Excess investment income was $81 million, compared with $74 million, a 9% increase, or a 15% increase on a per-share basis, as detailed in the following chart:

	Quarter Ended
	Sept. 30, 2003	Sept. 30, 2002	% Change
	(dollars in millions, except per share data)
Net Investment Income	$138.3	$130.6
Tax Equivalent Adjustment	1.0	.9

Tax Equivalent Net Investment Income	139.3	131.5	6
Required Interest:
Interest Credited on Net Policy Liabilities	(51.5)	(48.6)	6
Net Financing Costs:
Interest on Debt	(11.0)	(11.5)
Trust Preferred Dividend*	(2.9)	(2.9)
Income from Interest Rate Swaps	6.7	5.7

Total Net Financing Costs	(7.2)	(8.7)	(17)
Total Required Interest	(58.7)	(57.3)	2

Excess Investment Income	80.6	74.2	9
Per Share	$.71	$.62	15

*	For periods prior to July 1, 2003, this presentation differs from GAAP reporting where dividends paid on Trust Preferred Securities were stated on an after-tax basis. In accordance with FAS 150, for periods after that date, Trust Preferred securities are classified as long term debt.

Tax equivalent investment income increased 6% in line with the 7% increase in average invested assets at amortized cost.

Financing costs were $7 million, down 17%. The decline was primarily attributable to $1 million increase in cash settlements received from interest rate swap agreements. Under these agreements, the Company’s fixed interest expense obligations are converted to floating rates. While the cash settlements from these agreements are reflected in adjusted net operating income, Financial Accounting Standard 133 requires that the Company also record the “market value” of the swaps (i.e. the present value of the estimated future cash settlements) on the balance sheet. The unrealized gain or loss from quarterly change in the market value is recognized as a “non-cash” capital gain or loss, even though Torchmark plans to hold the swaps until the scheduled termination dates, at which time their market value and the cumulative capital gains and losses recorded will be $0. At September 30, 2003, the cumulative realized gains were $18 million, net of tax.

Investment Portfolio Composition at September 30, 2003:

At September 30, 2003, the market value of Torchmark’s fixed maturity portfolio was $8.0 billion, a 13% increase, and $659 million higher than amortized cost of $7.3 billion. This net unrealized gain is composed of $709 million gross unrealized gains, and $50 million gross unrealized losses. At amortized cost, 90% of fixed maturities were rated “investment grade.”

The fixed income portfolio, which at amortized cost comprised 93% of total invested assets, earned a tax equivalent yield of 7.4%. Acquisitions during the quarter of fixed maturity investments totaled $484 million at cost, with an average annual effective yield of 6.3%, and an average life of 25 years.

Torchmark’s fixed maturities leverage ratio (fixed maturities to equity) of $2.51 dollars of fixed maturities per $1.00 of equity, is lower than that of most peers, an indication that credit risk in the fixed portfolio is mitigated compared to most peer companies. (Using fixed maturities at amortized cost and excluding the effect of FAS 115 on equity, the ratio is $2.64 to $1.00.)

Realized Capital Gains and Losses during the quarter ended September 30, 2003:

After tax net realized capital gains from investments, excluding interest rate swaps, were $1.5 million compared with net realized gains of $0.6 million in the year-ago quarter. There were no write-downs of fixed maturity investments due to “other than temporary” impairments during the quarter, nor were there any write-downs of fixed maturities during the year-ago quarter.

SHARE REPURCHASE—during the quarter ended September 30, 2003:

Torchmark’s ongoing share repurchase program resulted in the repurchase of 1.5 million shares of Torchmark Corporation common stock for a total cost of $62 million ($40.22 average cost per share). Year-to-date the Company has repurchased 5.3 million shares, 490,000 shares more than were purchased in the entire year of 2002. At September 30, 2003, there were 113.1 million Torchmark shares outstanding, 113.8 million on a diluted basis.

On July 24, 2003, Torchmark announced that its Board of Directors had reaffirmed its continued authorization of the stock repurchase plan. On that same date Torchmark announced that it was raising its quarterly dividend by 22%, to 11 cents per share, effective for the fourth quarter of 2003.

OTHER FINANCIAL INFORMATION:

FAS 115 requires the adjustment of fixed maturities available for sale to fair market value. Without the FAS 115 adjustment, these assets would be reported at amortized cost. This adjustment includes the unrealized changes in fair market value of these assets due primarily to interest rate fluctuations. Torchmark management views the financial ratios and balance sheet information shown below without the impact of the FAS 115 adjustment; therefore, we have presented this data both with and without the FAS 115 adjustment.

	GAAP		Excluding FAS 115 ADJ.
	At September 30,		At September 30,
	2003	2002	2003	2002
Net Income as a Return on Equity (YTD)	14.0%	14.4%	—	—
Adjusted Net Operating Income as a Return on Equity (YTD)	—	—	16.3%	16.7%

Total Assets (in millions)	$13,217	$12,169	$12,597	$11,894
Shareholder Equity (in millions)	$3,173	$2,760	$2,770	$2,582
Book Value Per Share	$27.89	$23.23	$24.35	$21.73
Debt to Capital Ratio Treating Trust Preferred Securities as Debt	21.5%	24.1%	23.9%	25.3%

	Quarter Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Total Revenue Excluding Realized
Gains and Losses (in millions)	$730	$699	$2,186	$2,099
Total Insurance Sales (in millions)	$154	$133	$445	$401

Additional detailed financial reports are available on the Company’s website at www.torchmarkcorp.com, on the Investor Relations page at “Financial Reports.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2002, and Form 10-Q for the quarter ended June 30, 2003, on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST

Torchmark will provide a live audio webcast of its third quarter 2003 earnings release conference call with financial analysts at 10:00 a.m. (Eastern Time) today, October 23, 2003. Access to the live webcast and replays will be available at www.torchmarkcorp.com on the Investor Relations page, at the “Conference Calls on the Web” icon, or at www.PRNewswire.com/news at the “Multimedia Menu” at “Conference Calls.” On October 23 supplemental financial reports will be available before the conference call on the Investor Relations page of the Torchmark website at the “Financial Reports” icon.

Torchmark Corporation is a holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Subsidiary Globe Life And Accident is a nationally recognized direct-response provider of life insurance known for its administrative efficiencies. American Income Life is nationally recognized for providing individual life insurance to labor union members. Liberty National Life, one of the oldest traditional life insurers in the Southeast, is the largest life insurer in its home state of Alabama. United American has been a nationally recognized provider of Medicare supplement health insurance since 1966.

For additional information contact:	Joyce Lane
Vice President, Investor Relations
Phone: 972/569-3627
FAX: 972/569-3282
jlane@torchmarkcorp.com
Website: www.torchmarkcorp.com